UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

Church & Dwight Co., Inc.

(Exact name of registrant specified in its charter)

Delaware	1-10585	13-4996950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543-5297
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (609) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On December 15, 2004, Church & Dwight Co., Inc. (the “Company”) entered into an Purchase Agreement (the “Purchase Agreement”) relating to the offering by the Company of $250,000,000 principal amount of its 6.00% Senior Subordinate Notes due 2012 (the “Securities”) in accordance with Rule 144A and Regulation S. The Company will sell the Securities to the initial purchasers for an amount equal to 98.25% of the principal amount of the Securities.

The purpose of the offering is to enable the Company to purchase outstanding 9 1/2% Senior Subordinated Notes, initially issued by Armkel LLC and Armkel Finance, Inc. (the “Armkel Notes”). The obligations of Armkel LLC under the Armkel Notes were assumed by Company following the merger of Armkel LLC into the Company in May 2004. The Company commenced a tender offer on November 22, 2004, pursuant to which the Company has offered to purchase the entire $225 million principal amount of the Armkel Notes.

The Securities have not been registered for public sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Pursuant to the views of the staff of the Division of Corporation Finance set forth in Current Report on Form 8-K – Frequently Asked Questions (November 23, 2004)(Q.4), the Company is omitting the identity of the initial purchasers.

Item 8.01. Other Matters.

On December 16, 2004, the Company issued a press release regarding the offering referenced in Item 1.01 of this Form 8-K. The press release is being filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	99.1	Press release dated December 16, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 16, 2004	By:	/s/ Zvi Eiref
		Name:	Zvi Eiref
		Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Press Release dated December 16, 2004